Exhibit 99.1

Concierge Technologies Completes $3M Funding, Announces New CEO

San Francisco, CA, January 29, 2015; - Concierge Technologies, Inc. (OTCBB: CNCG), a supplier of mobile video recording devices thru its wholly owned subsidiary Janus Cam, today announced that it has completed an equity funding of Three Million Dollars ($3,000,000). The investment was made by Nicholas Gerber and Scott Schoenberger in exchange for the issuance of 400,000,000 shares of Concierge Technologies common stock and 32,451,499 shares of Series B preferred stock. The transaction has provided Mr. Gerber and Mr. Schoenberger with an approximate 70% ownership of the fully diluted equity in the company which has resulted in a change in control.

A portion of the proceeds from the investment will be used to retire outstanding notes payable of Concierge Technologies and Janus Cam as well as funding Janus Cam with working capital. The majority of the proceeds from the investment will be directed toward the strategic growth initiatives of Concierge Technologies which could involve, among other possibilities, a consolidation of synergistic companies, diversification into other industries, and acquisition of smaller privately owned enterprises that have well-established revenue streams.

Overseeing the planned growth of Concierge Technologies will be the newly appointed CEO, Nicholas Gerber. Mr. Gerber is also the CEO of Wainwright Holdings, a private firm that has two subsidiaries (USCF Commodity Funds LLC and USCF Advisers LLC) which manage approximately $3 billion in commodity and stock ETFs.  Scott Schoenberger has also been elected to the board of directors and is also currently the CEO of KAS Engineering, a private plastic injection molding firm based in Los Angeles. Resigning from the Concierge Technologies board of directors are Hansu Kim and Samuel Wu while David Neibert will remain on the board and has accepted the position of Chief Financial Officer. There remain 3 vacancies on the board due to the death of former Chairman of the Board Allen E. Kahn and the previous resignation of Peter Park and Nelson Choi (both currently directors of Janus Cam). The new board members will be nominating and electing directors to fill those vacancies in due course.

Former CEO and newly-appointed CFO David Neibert commented: “The members of the board encourage our shareholders to welcome Mr. Gerber and Mr. Schoenberger to the Concierge team. We are quite fortunate to have found a pair of qualified and insightful individuals who share our vision and are willing to invest in the opportunity. I’m confident in Mr. Gerber’s leadership and look forward to assisting the effort in my role as CFO.” Mr. Gerber added a thank you to David, the board members and the management team for operating the company through difficult times while preserving its public reporting status and shareholder value. Mr. Gerber stated further “Scott and I are excited to implement a new growth plan with Concierge and I appreciate the opportunity take over the helm as CEO. Together we hope to fashion Concierge Technologies into a business model that would have made its founder, Allen Kahn, proud to be a part of.”

Full text of the documents on this transaction has been made via a Form 8-K filing with the Securities & Exchange Commission on January 29, 2015.

About Concierge Technologies

Concierge Technologies operates through its wholly owned subsidiary company Janus Cam (www.januscam.com) bringing the latest in developing technologies to the consumer and business marketplace. Partnering with an offshore manufacturer of high quality digital HD camera devices we have established Janus Cam as a premier provider of mobile incident reporting, or “drive cameras” in the taxi and limo industry. We are currently involved in expanding our product offering to include both consumer orientated devices as well as sophisticated fleet management hardware through an association with TomTom Telematics and other providers of software and data gathering processes.

This release may contain "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a more detailed description of the risk factors and uncertainties affecting Concierge Technologies or its subsidiary companies, please refer to the Company's recent Securities and Exchange Commission filings, which are available at the Company’s website or at www.sec.gov.

For information about Concierge Technologies, Inc. contact:

Concierge Technologies, Inc.: www.conciergetechnology.net
Nicholas Gerber, CEO: ngerber@conciergetechnology.net
David Neibert, CFO: dneibert@conciergetechnology.net
Tel: 866-800-2978 ext. 3